                                                                    Exhibit 10.9

                          ELWOOD GENERATION FACILITY

           AMENDED AND RESTATED OPERATION AND MAINTENANCE AGREEMENT

     This AMENDED AND RESTATED OPERATION AND MAINTENANCE AGREEMENT (the "Agreement") is made and entered into as of October 1, 2001 by and between ELWOOD ENERGY LLC, a Delaware limited liability company ("Owner"), and DOMINION ELWOOD SERVICES COMPANY, INC., a Virginia corporation ("Operator").

                                    RECITALS

     WHEREAS, Owner and Operator entered into an Operation and Maintenance Agreement, dated as of June 18, 1999 (the "Original Agreement"), whereby Owner retained the Services (as defined herein) of Operator for the operation and maintenance of Units 1 through 4 of the Facility (as defined herein), and Operator agreed to perform the Services upon the terms and conditions set forth in the Original Agreement;

     WHEREAS, Operator entered into additional Operation and Maintenance Agreements with Elwood Energy II, LLC and Elwood Energy III, LLC, each dated March 23, 2001 (the "Merged Agreements"), governing the operation and maintenance of Units 5 and 6 and Units 7 through 9 of the Facility, respectively;

     WHEREAS, Elwood II and Elwood III have since merged with and into Owner, making Owner the owner of Units 5 through 9 of the Facility and a party to the Merged Agreements; and

     WHEREAS, Owner and Operator desire to restate the Original Agreement in its entirety as set forth herein, and to enter into this Agreement for the purpose of governing the operation and maintenance of all of Units 1 through 9 of the Facility by Operator from and after the Effective Date (as defined herein).

     NOW THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend, restate, and replace in its entirety the Original Agreement, as follows:

                                   ARTICLE 1
                                   AGREEMENT

     Section 1.1  AGREEMENT. This Agreement consists of the general terms and
                  ----------
conditions set forth herein, as well as the following appendices hereto, which are incorporated herein and made part hereof:

     Appendix A - Scope of Services

     Appendix B - Compensation

     Appendix C - Communication Protocols

If the terms and conditions of Articles 1 through 15 of this Agreement conflict, vary or are inconsistent with any portion of Appendices A, B or C hereto, the terms of Articles 1 through 15 of this Agreement shall control and be given priority, and all items in such Appendices shall be subject to the terms of Articles 1 through 15 hereof. This Agreement (including the Appendices) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, undertakings and agreements, whether oral or written, between the parties with respect to the subject matter hereof. Neither party will be bound by nor deemed to have made any representations, warranties, commitments or undertakings with respect to the subject matter hereof, except those contained herein.

     Section 1.2  RELATIONSHIP OF THE PARTIES.  Operator has been retained by
                  ----------------------------
Owner as an independent contractor to operate, maintain and manage the Facility on behalf of Owner in accordance with the Project Agreements. Owner has delegated to Operator overall responsibility for operating, maintaining and managing the Facility to ensure that the Facility is available to produce electric energy for sale by Owner and meets all requirements under the Project Agreements. Neither Operator nor any of its employees, subcontractors or agents shall be deemed to be an employee, partner, joint venturer or holder of any position as agent of Owner, except to the extent that this Agreement expressly grants Operator the authority to act on behalf of Owner. To the extent necessary to fulfill the requirements of 18 C.F.R. (S)365.3(a)(1)(iii), Operator shall be considered Owner's agent.

     Section 1.3  REPRESENTATIVES.  Each of Owner and Operator shall designate a
                  ----------------
primary representative and secondary representative (each, a "Designated Representative") to act on its behalf in overseeing the performance of this Agreement. Owner and Operator may change their respective Designated Representatives upon written notice to the other party. Designated Representatives shall be the primary means for communication and all other interactions between Owner and Operator that are required under the terms and conditions of this Agreement. The secondary Designated Representative shall act in the absence of the primary Designated Representative. Designated Representatives shall have the power and authority to bind their respective principals under the terms of this Agreement, with any required internal corporate approvals with respect to such authority being the responsibility of each representative to obtain from his or her principal.

                                   ARTICLE 2
                                  DEFINITIONS

     Section 2.1  Definitions.  Unless otherwise required by the context in
                  ------------
which any defined term appears, the following defined terms shall have the meanings specified in this Article 2.

     "Administrative Procedures Manual" has the meaning set forth in Section
      --------------------------------
5.1.

     "Affiliate" means, when used with respect to any Person, any Person or
      ---------
entity controlling, controlled by or under common control with such Person. For the purposes of this definition, the term "controlling" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

     "Agreement" means this Amended and Restated Operation and Maintenance
      ---------
Agreement, including the Appendices hereto, as the same may be amended or supplemented by the parties from time to time.

     "Annual Budget" has the meaning set forth in Section 5.2(a).
      -------------

     "Annual Facility Operating Plan" has the meaning set forth in Section 5.2.
      ------------------------------

     "Annual Operating Fee" means an annual operating fee paid to Operator
      --------------------
during each Contract Year as set forth in Section 7.3.

     "Arbitration Notice" has the meaning set forth in Section 14.1.
      ------------------

     "Bankruptcy" means a situation in which (i) a party shall file a voluntary
      ----------
petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such party or of all or any substantial part of its properties (the term "acquiesce" as used in this definition includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within thirty (30) days after entry of such order, judgment or decree); (ii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against any party seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act, or any other present or future applicable federal, state or local statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such party shall acquiesce and such decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or a trustee, receiver, conservator or liquidator of such party shall be appointed with the consent or acquiescence of such party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days whether or not consecutive; (iii) a party shall admit in writing its inability to pay its debts as they mature; (iv) a party shall give notice to any Person of insolvency or pending insolvency, or suspension or pending suspension of operations; or (v) a party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

     "Base Index" means the GDP-IPD published for the calendar quarter
      ----------
immediately prior to the Effective Date.

     "Business Day" means any day other than a Saturday, Sunday or other day on
      ------------
which commercial banks are authorized or required to close in Illinois.

     "ComEd" means Commonwealth Edison Company, an Illinois corporation.
      -----

     "Common Facilities Agreement" means that certain Common Facilities
      ---------------------------
Agreement dated April 16, 1999 between Peoples Energy Resources Corp., as assignee of The Peoples Gas Light and Coke Company, and Elwood Energy LLC, as the same may be amended, modified and supplemented from time to time.

     "Contract Year" means: (i) for the first Contract Year, that period from
      -------------
the Effective Date to and including December 31 of such year; and (ii) for each Contract Year thereafter, the calendar year.

     "Dispute" has the meaning set forth in Section 14.1.
      -------

     "Easements" means any easements, licenses or other agreements for the use
      ---------
of real property granted to or by Owner for the benefit of any real property connected or related to the Facility.

     "Effective Date" means the date of this Agreement as set forth in the first
      --------------
paragraph of this Agreement.

     "Elwood LLC Operating Agreement" means the Amended and Restated Operating
      ------------------------------
Agreement of Elwood Energy LLC, dated as of August 3, 2001, between Peoples Elwood LLC, Dominion Elwood, Inc. and any Persons subsequently admitted as members in accordance with the terms thereof.

     "Environmental Claim" means any and all suits, sanctions, liabilities,
      -------------------
legal proceedings, claims, demands, losses, costs and expenses of whatever kind or character, including, without limitation, attorneys' fees, civil fines or penalties or other expenses incurred, assessed or sustained by or against Owner or Operator as a result of or in connection with environmental matters pursuant to Section 10.2 hereof.

     "Environmental Law" means any and all federal, state and municipal permits,
      -----------------
codes, ordinances, laws, rules and regulations and judgments, decrees, injunctions, writs or orders of any court, arbitrator, governmental agency or authority relating to actual or potential effect on human health, safety or the environment of the activities in, at or around the Facility contemplated by this Agreement, including, but not limited to, (i) emission, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Materials, or hazardous or toxic materials or wastes onto land or into ambient air, surface water, ground water, wetlands or septic systems; (ii) the use, treatment, storage, disposal, handling or containment of Hazardous

Materials or hazardous and/or toxic wastes, material products or by-products (or of equipment or apparatus containing Hazardous Materials); or (iii) pollution.

     "EPC Contracts" means each of (i) the Agreement for Engineering,
      -------------
Procurement, Construction & Installation Services for the Facility, dated as of July 23, 1998, between General Electric Company and Owner; (ii) the Agreement for Engineering, Procurement, Construction & Installation Services for the Elwood Generation Facility Phase II Units 3 & 4, dated as of September 25, 1998, between General Electric Company and Owner; (iii) the Agreement for Engineering, Design, Procurement, Construction & Installation Services for the Facility Units 5 & 6, dated as of July 31, 2000 between General Electric Company and Owner;
(iv) the Agreement for Engineering, Design, Procurement, Construction & Installation Services for the Facility Units 7 & 8, dated as of July 31, 2000 between General Electric Company and Owner; (v) the Agreement for Engineering, Design, Procurement, Construction & Installation Services for the Facility Unit 9, dated as of September 20, 2000 between General Electric Company and Owner; and (vi) any other agreement entered into by Owner or its Affiliates for engineering, design, procurement, construction or installation of power generating facilities and related assets located at or near the Facility.

     "Facility" means the nominally 1350 megawatt ("MW") simple cycle peaking
      --------
power generating facility and related assets, together with up to 2500 MW of additional combined cycle and simple cycle power generating facilities and related assets, to be constructed on certain real property in Elwood, Illinois.

     "Financing Document" means any of the agreements, instruments or other
      ------------------
documents between Owner and Lender(s) pursuant to which financing or refinancing will be provided for the Facility.

     "First Party" has the meaning set forth in Section 14.2.
      -----------

     "Five Year Budget" has the meaning set forth in Section 5.2(d).
      ----------------

     "Force Majeure Event" means an event, condition or circumstance beyond the
      -------------------
reasonable control of, and not due to the fault or negligence of, the party affected, and which could not have been avoided by due diligence and use of reasonable efforts, which prevents the performance by such affected party of its obligations hereunder; provided, that a "Force Majeure Event" shall not be
                       --------
deemed to have occurred or to be continuing unless: (i) the affected party shall give the other party written notice describing the particulars of each event as soon as is reasonably practicable, (ii) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by such event, (iii) no obligations of the affected party which arose before such event are excused as a result of such event, and (iv) the affected party uses all reasonable efforts to prevent, overcome and/or mitigate the effects of such event. Subject to the foregoing, "Force Majeure Event" shall include, as to Operator, a shortage of fuel of appropriate quality or quantity (despite operation by Operator in conformance with the Fuel Supply Agreements), and as to either party, explosion and fire (in either case to the extent not attributable to the negligence of the affected party), flood, earthquake, storm or other natural calamity or act of God, strike or other labor dispute, war, insurrection or riot, actions or failures to act by governmental entities or officials, failure to obtain governmental permits or approvals (despite timely application therefor and due diligence) and changes in laws, rules, regulations, orders or ordinances affecting operation of the Facility not pending on the Effective Date hereof.

     "Fuel Supply Agreements" means any and all agreements entered into by Owner
      ----------------------
for the balancing, delivery, management and supply of fuel for the Facility, including, without limitation, that certain Gas Transportation and Balancing Agreement, dated as of May 1, 2001, between Owner and Northern Illinois Gas Company d/b/a Nicor Gas Company, and that certain Fuel Supply and Management Agreement, dated as of May 1, 2001 between Owner and Cinergy Marketing & Trading, LLC.

     "GDP-IPD" means the final Gross Domestic Product Implicit Price Deflator
      -------
Index published for each quarter by the United States Department of Commerce, or, if such index is discontinued, such other comparable replacement index as the parties designate.

     "Hazardous Material(s)" means any and all "hazardous substances,"
      ---------------------
"hazardous wastes," "hazardous materials," "toxic substances," "waste," "pollutant" or "contaminant" as any such terms may be defined in any Environmental Law, or the regulations promulgated thereunder, or case law interpreting the same, or any other pollutant, material or substance that is regulated under any Environmental Law or that may be the subject of liability for costs of response or remediation under any Environmental Law.

     "Interconnection Agreements" means the three Interconnection Agreements,
      --------------------------
dated as of April 23, 1999, January 4, 2001 and January 4, 2001, respectively, between ComEd and Owner, as the same may be amended, supplemented or modified from time to time.

     "Laws" means (i) all applicable federal, state and local laws, treaties,
      ----
ordinances, codes, rules and regulations, judgments, decrees, injunctions, writs and orders or directives of any court, arbitrator or governmental agency or authority, (ii) all Environmental Laws, and (iii) all permits, licenses, governmental standards, approved plans, agreements, filings, authorizations, approvals, easements or rights of way required by or entered into with any federal, state or local governmental department, commission, board, bureau, agency or other governmental authority, which are applicable to the Facility or its operations, including those pertaining to employment, health and safety.

     "Lender(s)" means (i) any Person that, from time to time, has made loans to
      ---------
Owner, its successors or permitted assigns for the financing or refinancing of the Facility or any part thereof or which are secured by the Facility or any part thereof, (ii) the holder(s) of indebtedness evidencing any such loans,
(iii) any Person acting on behalf of such holders to which any holders' rights under any Financing Documents have been transferred, any trustee on behalf of any such holders, or (iv) any Person who purchases the Facility in connection with a sale-leaseback or other lease arrangement in which Owner is the lessee of the Facility pursuant to a net lease.

     "Notices" has the meaning set forth in Section 15.8.
      -------

     "Operating Manuals" means the operating data, design drawings,
      -----------------
specifications, vendors' manuals, warranty requirements, procedures (including those for maintenance of the Facility and environmental and safety compliance), and similar materials with respect to the Facility.

     "Operator" means Dominion Elwood Services Company, Inc., a Virginia
      --------
corporation.

     "Operator Indemnified Party" has the meaning set forth in Section 10.1(b).
      --------------------------

     "Owner" means Elwood Energy LLC, a Delaware limited liability company.
      -----

     "Owner Indemnified Party" has the meaning set forth in Section 10.1(a).
      -----------------------

     "Owner's Customer" means any purchaser of the capacity associated with
      ----------------
and/or electric energy generated from the Facility, including, without limitation, purchasers under any Power Sales Agreement.

     "Person" means any individual, partnership, corporation, limited liability
      ------
company, association, business, trust, government or political subdivision thereof, governmental agency or other entity.

     "Power Sales Agreement" means any agreement pursuant to which Owner agrees
      ---------------------
to provide electric energy and/or capacity to a third party and the third party agrees to purchase such electric energy and/or capacity from Owner.

     "Premises Agreement" means (i) that certain Ground Lease, dated as of
      ------------------
September 30, 1998 (the "Ground Lease"), between The Peoples Gas Light and Coke Company and Owner, as the same may be amended, supplemented or modified from time to time, pursuant to which Owner leases a portion of the Facility site and
(ii) upon execution thereof, the Purchase and Sale Agreement, as referred to in
Article 17 of the Ground Lease.

     "Project Agreements" means the material agreements relating to the
      ------------------
Facility, including any Power Sales Agreement, any Fuel Supply Agreement, any EPC Contract, any Interconnection Agreement, the Common Facilities Agreement, any Premises Agreement, the Easements, the Elwood LLC Operating Agreement, the Financing Documents, this Agreement and all other permits and licenses required for the operation, maintenance and management of the Facility.

     "Provisional Acceptance Date" means either July 18, 1999 for Units 1
      ---------------------------
through 4 of the Facility, May 9, 2001 for Units 5 and 6 of the Facility or May 7, 2001 for Units 7 through 9 of the Facility, as applicable.

     "Prudent Utility Practice" means any of the practices, methods, and acts
      ------------------------
required or approved by the System Operator or engaged in or approved by a significant portion of the electric utility industry in the geographic region covered by the Mid-America Interconnected Network during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known or that reasonably should have been known at the time a decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is a spectrum of possible practices, methods or acts generally accepted in the geographic region covered by the Mid-America Interconnected Network.

     "Reference Index" means, for any Contract Year, the GDP-IPD published for
      ---------------
the calendar quarter immediately prior to the first day of such Contract Year.

     "Reference Rate" means the rate published in the Money Rates table of The
      --------------                                                       ---
Wall Street Journal, from time to time, as the "prime rate", plus 1%.
-------------------

     "Reimbursable Costs" has the meaning set forth in Section 7.2.
      -------------------

     "Renewal Date" has the meaning set forth in Section 8.1.
      ------------

     "Second Party" has the meaning set forth in Section 14.2.
      ------------

     "Section" means a section or paragraph of this Agreement, unless
      -------
specifically stated otherwise.

     "Services" has the meaning set forth in Article 3.1.
      --------

     "System Operator" means any Person that is responsible as system operator
      ---------------
for the transmission system to which the Facility is connected.

                                   ARTICLE 3
                                   SERVICES

     Section 3.1  SCOPE OF SERVICES.  Operator shall operate, maintain and
                  ------------------
manage the Facility and, in connection therewith, shall perform the duties set forth herein (including, without limitation, the duties set forth in Sections
4.2 and 15.16) and in Appendix A (collectively, the "Services"). The Parties may amend, modify or expand the scope of the Services at any time (including, without limitation, if the Facility is converted to or incorporates combined cycle operations) upon the written consent of the Parties to such amendment, modification or expansion of the Services. From and after the Effective Date, Operator shall have primary responsibility and control in connection with performance of the Services.

     Section 3.2  STANDARDS FOR PERFORMANCE OF THE SERVICES.  Operator shall
                  ------------------------------------------
perform the Services required under this Agreement, including those set forth in Appendix A, in a prudent, reasonable, and efficient manner and in accordance with (i) Operating Manuals, the Administrative Procedures Manual and applicable vendor warranties, (ii) the applicable Annual Facility Operating Plan and Annual Budget, (iii) all applicable Laws, (iv) Prudent Utility Practices, (v) the Project Agreements, (vi) the requirements of any System Operator, and (vii) all insurance policies specified in Article 9 of this Agreement. Operator shall use all reasonable efforts to optimize the useful life of the Facility and to minimize Reimbursable Costs and Facility outages or other unavailability.

    Section 3.3  OPERATOR'S PERSONNEL STANDARDS.  Operator shall provide and
                 -------------------------------
make available as reasonably necessary all labor and professional, supervisory and managerial personnel as are required to perform the Services. Such personnel shall be qualified to perform the duties to which they are assigned and shall meet the requirements for Facility personnel under the Project Agreements. All individuals employed by Operator to perform the Services shall be employees of Operator, and their working hours, rates of compensation and all other matters relating to their employment shall be determined solely by Operator (subject to Owner's approval rights with respect to the Annual Budget), and Operator shall retain sole responsibility with respect to labor matters in connection with performance of the Services. With respect to hiring personnel and employment policies, Operator shall comply with all applicable Laws and shall exercise control over labor relations in a reasonable manner consistent with the intent and purpose of this Agreement. Notwithstanding the foregoing, Operator acknowledges and agrees that without Owner's approval, Operator has no authority to enter into any contracts with respect to labor matters that purport to bind or otherwise obligate Owner.

     Section 3.4  COMPLIANCE.  Operator shall comply with all Laws applicable to
                  -----------
the operation, maintenance and management of the Facility and the performance of the Services. Operator shall apply for and obtain, and Owner shall assist Operator in applying for and obtaining, all necessary permits, licenses and approvals (and renewals of the same) required to allow Operator to do business or perform the Services in the jurisdictions where the Services are to be performed. Operator shall provide reasonably necessary assistance to Owner to secure all permits, licenses and approvals (and renewals of the same), which Owner is required to obtain from or file with any governmental agency regarding the Facility including those relating to water and sewer use, chemical and other waste (including Hazardous Materials) storage, disposal, testing and safety and to file such reports, notices, and other communications.

     Section 3.5  OPERATING RECORDS AND REPORTS.  Operator shall maintain at the
                  ------------------------------
Facility operating logs, records and reports documenting the operation and maintenance of the Facility, all in form and substance sufficient to meet Owner's reporting requirements under the Project Agreements, and shall maintain current revisions of drawings, specifications, lists, clarifications and other materials related to operation and maintenance of the Facility provided to Operator by Owner and vendors. Operator shall provide Owner reasonably necessary assistance in connection with Owner's compliance with reporting requirements under the Project Agreements, applicable Laws or any other agreement to which Owner is a party relating to the Facility. Such assistance shall include providing reports, records, logs and other information which Owner may reasonably request as to the Facility or its operation.

     Section 3.6  NO LIENS OR ENCUMBRANCES.  Operator shall keep and maintain
                  -------------------------
the Facility free and clear of all liens and encumbrances resulting from any action of Operator or work done at the request of Operator, except for such liens or encumbrances resulting directly from nonpayment of any amounts due and owing to Operator from Owner under this Agreement.

     Section 3.7  NO ACTION.  Except where such action is expressly permitted by
                  ----------
this Agreement, Operator shall not take any action that would cause a default under any Project Agreement.

     Section 3.8  EMERGENCY ACTION.  If an emergency affecting the safety or
                  -----------------
protection of natural Persons or endangering the Facility or property located at or near the Facility occurs, Operator shall promptly notify Owner and take all necessary action to attempt to prevent or mitigate any such threatened damage, injury or loss, provided, however, that Operator shall make reasonable efforts to minimize any cost associated with such remedial action.

     Section 3.9  ACTION IN EXTRAORDINARY CIRCUMSTANCES.  If (A) an unplanned
                  --------------------------------------
outage of the Facility or major Facility equipment occurs or Operator reasonably believes that such occurrence is imminent, and (B) Operator has made reasonable, but unsuccessful, efforts to notify and communicate with Owner regarding such occurrence or imminent occurrence in accordance with Appendix C, then Operator shall take all necessary action to attempt to prevent or mitigate such unplanned outage of the Facility or major Facility equipment, provided, however, that Operator (i) shall make reasonable efforts to minimize any cost associated with such remedial action, (ii) shall continue to attempt to notify and communicate with Owner regarding the occurrence and the remedial action and (iii) shall not expend more than an aggregate of five hundred thousand dollars ($500,000) per Contract Year for any such remedial actions.

                                  ARTICLE 4
                            OWNER RESPONSIBILITIES

     Section 4.1  INFORMATION.  Owner shall provide Operator with all vendor
                  ------------
manuals, spare parts lists, Facility data books and drawings which are provided to Owner pursuant to any Project Agreement or by any contractor responsible for construction, installation, repair or maintenance of the Facility or any portion thereof. Subject to the standards of performance set forth in Section 3.2, Operator shall be entitled to rely upon such information in performance of the Services. Owner shall also provide Operator with copies of all Project Agreements and any amendments thereto and any other documents which define the Facility's operating requirements.

     Section 4.2  TEARDOWN AND OVERHAUL OF MAJOR EQUIPMENT AND CAPITAL
                  ----------------------------------------------------
IMPROVEMENTS.  The cost of all major equipment teardowns and overhauls and all
-------------
capital improvements shall be the responsibility of Owner. Operator shall promptly notify Owner in writing of any such teardowns and overhauls of major equipment or capital improvements that Operator believes are necessary or advisable together with a proposed schedule for completing such repairs or improvements. To the extent reasonably possible, the cost of all major equipment teardowns and overhauls and all capital improvements shall be incorporated into the applicable Annual Budget. If such costs have been incorporated into an approved Annual Budget or if Owner has otherwise consented in writing to reimburse Operator for the costs of such major equipment teardowns and overhauls or capital improvements, Operator shall schedule, coordinate, contract and oversee the performance of such activities and shall be responsible for monitoring and enforcing compliance by the contractor performing such work, including taking such steps, short of litigation, to enforce any warranties granted to Owner by such contractor in accordance with
Section 15.16 of this Agreement.

     Section 4.3  ANNUAL BUDGET AND FACILITY OPERATING PLAN.  In accordance with
                  ------------------------------------------
Section 5.2, Owner shall be responsible for approval of the Annual Budget, the Annual Facility Operating Plan and the Five Year Budget.

                                   ARTICLE 5
                        PROCEDURES, PLANS AND REPORTING

     Section 5.1  ADMINISTRATIVE PROCEDURES MANUAL.  The parties have approved
                  ---------------------------------
an administrative procedures manual including procedures for (i) organization and reporting, (ii) correspondence and review, (iii) procurement and contracting, and (iv) accounting, bookkeeping and record-keeping (the "Administrative Procedures Manual"). The Administrative Procedures Manual shall remain in effect for the term of this Agreement, subject to such revision and amendment as may be proposed by either party and consented to by the other party in writing.

     Section 5.2  ANNUAL FACILITY OPERATING PLAN AND BUDGET.
                  ------------------------------------------

            (a)  Adoption.  At least ninety (90) days before the first day of
                 ---------
     each Contract Year, Operator shall prepare and submit to Owner a proposed annual budget for such Contract Year, established on a monthly basis, which shall include a separate operating budget and capital budget and shall set forth, in detail acceptable to Owner, anticipated operations, repairs and capital improvements, routine maintenance and overhaul schedules, procurement (including equipment acquisitions and spare parts and consumable inventories (excluding fuel) indicating a breakdown of capital items and expense items), staffing, personnel and labor activities (including unit rates for labor and holidays to be observed), administrative activities, and other work proposed to be undertaken by Operator, together with an itemized estimate, in detail acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith. Such proposed annual budget shall be accompanied by a proposed annual operating plan setting forth the underlying assumptions and implementation plans in connection with the proposed annual budget. Any actions to be performed by Operator under the proposed annual operating plan shall be consistent with Operator's obligations set forth in this Agreement. If requested by Operator, Owner shall provide Operator any cost information in Owner's possession from previous Contract Years applicable to items in the proposed annual budget. Owner shall review Operator's proposed annual budget and annual operating plan within thirty (30) days following receipt thereof, and may, by written request, require changes, additions, deletions and modifications thereto. Owner and Operator will then meet and use their reasonable commercial efforts to agree upon a final budget and plan (the "Annual Budget" and "Annual Facility Operating Plan", respectively), which shall be approved in writing by both parties. Except to the extent that the terms of Sections 3.8 and 3.9 permit Operator to take actions which are outside the final Annual

     Budget without the consent of Owner, the final Annual Budget and Annual Facility Operating Plan shall remain in effect throughout the applicable Contract Year, subject to revisions and amendments proposed by either party and consented to in writing by the other party.

            (b)  Changes.  Operator shall notify Owner as soon as reasonably
                 --------
     possible of any significant deviations or discrepancies from the projections contained in the Annual Budget or Annual Facility Operating Plan.

            (c)  Failure to Adopt.  If, by the first day of any Contract Year
                 -----------------
     after the first Contract Year, the parties are unable to reach agreement concerning any item or portion of the Annual Budget for such Contract Year, then the amount(s) of such item or portion of the Annual Budget for such Contract Year shall be equal to one hundred five percent (105%) of the amounts for the corresponding item or portion of the Annual Budget for the preceding Contract Year.

            (d)  Five Year Budget.  In addition to proposing and adopting Annual
                 -----------------
     Budgets and Annual Facility Operating Plans as provided for above, at least sixty (60) days before the first day of each Contract Year, Operator shall prepare and submit to Owner a proposed budget for the next five (5) Contract Years or the remaining term of the Agreement, established on an annual basis, which shall include a separate operating budget and capital budget and shall set forth, in detail reasonably acceptable to Owner, anticipated operations, repairs and capital improvements, routine maintenance and overhaul schedules, procurement (including equipment acquisitions and spare parts and consumable inventories (excluding fuel) indicating a breakdown of capital items and expense items), staffing, personnel and labor activities (including unit rates for labor and holidays to be observed), administrative activities, and other work proposed to be undertaken by Operator, together with an estimate, in detail reasonably acceptable to Owner, of all Reimbursable Costs to be incurred in connection therewith, accompanied by the underlying assumptions and implementation plans in connection with the proposed five-year budget. Owner shall review Operator's proposed five year budget within thirty (30) days following receipt thereof, and may, by written request, require changes, additions, deletions and modifications thereto. Owner and Operator will then meet and use their reasonable commercial efforts to agree upon a final five-year budget (the "Five Year Budget"), which shall be approved in writing by both Parties. If a final Five Year Budget shall not be approved by both parties in its entirety, the five year budget submitted by Operator, with Owner's final suggested changes, additions, deletions and modifications thereto, shall serve as the Five Year Budget. The Five Year Budget shall be used only for planning and comparison purposes, and shall not constrain Operator in its actions or expenditures; provided, however, that Operator shall be required to conform in its operations to the Annual Budget and Annual Facility Operating Plan as provided in this Agreement.

     Section 5.3  OPERATING DATA AND RECORDS.  Operator shall monitor and record
                  ---------------------------
all operating data and information which (i) Owner must report to any Person under any

Project Agreement, (ii) Owner must report to any government agency or other Person under any applicable Laws and (iii) Owner reasonably requests. Operator shall report such operating data and information to Owner (A) within fifteen
(15) Business Days following the last day of the respective billing periods established in connection with each Project Agreement, (B) as required by Owner to support monthly invoicing under the Project Agreements, and (C) upon request at any time by Owner, within fifteen (15) Business Days following such request. Such operating data shall include information from operating logs, meter and gauge readings and maintenance records.

     Section 5.4  ACCOUNTS AND REPORTS.  Operator shall cooperate with Owner in
                  ---------------------
complying with the reporting requirements set forth in the Project Agreements and shall, from and after the Effective Date, furnish or cause to be furnished to Owner the following reports concerning the Facility operations and the
Services:

            (a)  Monthly Reports.  Within ten (10) Business Days following the
                 ----------------
     last day of each calendar month, Operator shall submit: (i) a progress report, in detail acceptable to Owner, covering all activities during such month with respect to operations and maintenance (including information regarding amount of electric energy generated, hours of operation, fuel consumed, heat rate, availability, outages, accidents and emergencies), capital improvements, labor relations and other significant matters and Services, which report shall include a comparison of such items to corresponding values for the preceding month and Contract Year and a listing of any significant operating problems along with immediately planned remedial actions and a brief summary of major activities planned for the next reporting period and (ii) a statement setting forth all Reimbursable Costs paid or incurred in such month, which statement shall itemize, in detail acceptable to Owner, the computation of such Reimbursable Costs and shall state whether or not the Facility operations have conformed to the applicable Annual Facility Operating Plan and Annual Budget during such reporting period and if not, the extent and reasons for such deviation and any remedial action therefor.

            (b)  Annual Reports.  As soon as available, and in any event within
                 ---------------
     sixty (60) days after the end of each Contract Year, Operator shall submit an annual report describing, in detail substantially similar to that contained in the monthly reports referred to in Section 5.4(a), all of the Facility activities for such Contract Year and presenting a comparison of such Facility activities with the goals set forth in the Annual Facility Operating Plan and Annual Budget for such Contract Year and with those achieved during the preceding Contract Year, if any, and an explanation of any substantial deviations. Within thirty (30) days after submission of each annual report, Operator shall meet with Owner to review and discuss the report and any other aspects of Facility operations that Owner may wish to discuss.

            (c)  Litigation: Permit Lapses.  Upon obtaining knowledge thereof,
                 --------------------------
     Operator shall submit prompt written notice to Owner of: (i) any event of default under any of the Project Agreements; (ii) any litigation, claims, disputes or actions, threatened or filed, concerning the Facility or the Services; (iii) any refusal or threatened refusal to grant, renew or extend, or any action pending or threatened that might affect the granting, renewal or extension of, any license, permit, warranty, approval, authorization or consent relating to the Facility or the Services; and (iv) any dispute with any governmental authority relating to the Facility or the Services.

            (d)  Other Information.  Operator shall promptly submit to Owner any
                 ------------------
     material information concerning new or significant aspects of the Facility's activities and, upon Owner's request, shall promptly submit any other information concerning the Facility or the Services.

     Section 5.5  COMMUNICATION OF CERTAIN EVENTS.  Operator shall communicate
                  --------------------------------
certain events to Owner and third parties in accordance with the communication protocols set forth in Appendix C hereto.

                                  ARTICLE 6
                           LIMITATIONS ON AUTHORITY

     Section 6.1  GENERAL LIMITATIONS.  Notwithstanding any provision in this
                  --------------------
Agreement to the contrary, unless previously approved by Owner in writing or through Owner's approval of the Annual Budget, neither Operator nor any employee, representative, contractor or other agent of Operator, shall:

            (a)  Disposition of Assets.  Sell, lease, pledge, mortgage, convey,
                 ----------------------
     or make any license, exchange or other transfer or disposition of any property or assets of Owner, including any property or assets purchased by Operator hereunder the cost of which is a Reimbursable Cost;

            (b)  Contract.  Make, enter into, execute, amend, modify or
                 ---------
     supplement any contract or agreement (i) on behalf of, in the name of, or purporting to bind Owner or (ii) that prohibits or otherwise restricts Operator's right to assign such contract or agreement to Owner at any time;

            (c)  Expenditures.  Make or consent or agree to make any expenditure
                 -------------
     for equipment, materials, assets or other items which would be a Reimbursable Cost, except in conformity with the Annual Budget; provided, however, that solely in connection with actions taken by Operator pursuant to Sections 3.8 and 3.9, Operator may, without prior approval from Owner, make limited expenditures outside the Annual Budget in accordance with Sections 3.8 and 3.9;

            (d)  Other Actions.  Take or agree to take any other action that
                 --------------
     materially varies from the applicable Annual Facility Operating Plan, Annual Budget or the requirements of any Project Agreement;

            (e)  Lawsuits and Settlements.  Settle, compromise, assign, pledge,
                 -------------------------
     transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by, Owner or Operator, the cost of which, in the case of Operator, would be a Reimbursable Cost hereunder, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same;

            (f)  Liens.  Create, incur or assume any lien upon the Facility;
                 ------

            (g)  Transactions on Behalf of Others.  Engage in any other
                 ---------------------------------
     transaction on behalf of Owner or any other Person not expressly authorized by this Agreement or that violates applicable Laws, this Agreement or any Project Agreement; or

            (h)  Agreements.  Enter into any agreement to do any of the
                 -----------
foregoing.

     Section 6.2  EXECUTION OF DOCUMENTS.  Any agreement, contract, notice or
                  -----------------------
other document that is expressly permitted hereunder (or under written approval of Owner) to be executed by Operator shall be executed by the authorized representative of Operator or, subject to prior written notice to Owner, by such other representative of Operator who is authorized and empowered by Operator to execute such documents.

                                   ARTICLE 7
                           COMPENSATION AND PAYMENT

     Section 7.1  PAYMENTS.  As compensation to Operator for performance of the
                  ---------
Services hereunder, Owner shall pay Operator the Annual Operating Fee (or a pro rata portion thereof in the case of a Contract Year of less than 12 months), and, at Owner's option, shall (i) reimburse Operator, in the manner and at the times specified in this Article 7 and in Appendix B, as the same may be modified from time to time, for all Reimbursable Costs or (ii) pay such Reimbursable Costs directly to applicable third parties.

     Section 7.2  REIMBURSABLE COSTS.  Subject to (i) Owner's approval of such
                  -------------------
costs through approval of the Annual Budget, (ii) written approval of such costs by Owner or (iii) costs incurred by Operator in accordance with Sections 3.8,
3.9 and 6.1(c), except for such costs which are caused by the gross negligence or willful misconduct of Operator. Owner shall reimburse Operator for all costs incurred by Operator in performing the Services, including the costs set forth in Appendix B (collectively, the "Reimbursable Costs"). Subject to Owner's right to modify the provisions of this Section 7.2 from time to time upon the reasonable request of the Lenders, Owner shall pay Reimbursable Costs as follows:

            (a)  Terms of Payments.  In order to facilitate disbursements for
                 ------------------
     Reimbursable Costs, Owner will advance to Operator on a mutually agreeable basis, such funds as may be required for Operator to make all payments as they become due in accordance with the Annual Budget. Not less than fifteen
     (15) days prior to the first day of each calendar month during the term of this Agreement, Operator shall submit to Owner an estimate of funds required for such month, which estimate shall be in accordance with the Annual Budget. Owner shall pay to Operator the amount of such estimate in a timely manner prior to the time such funds are required by Operator. Such advances shall be deposited in a separate account in Operator's name, as agent for Owner, in a bank or banks approved by Owner, subject to withdrawal by Operator solely for the purpose of making required payments. In connection therewith, within fifteen (15) days of the end of each month, Operator shall submit to Owner a statement of receipts and disbursements, in detail satisfactory to Owner, together with supporting documentation as set forth in Section 5.4(a).

          Reimbursement of any cost related to the Services shall not be construed as Owner's approval or acceptance of the Services. No such Reimbursable Costs shall be incurred by Operator unless they are incurred in accordance with the applicable Annual Budget, as amended pursuant to
     Section 5.2, or are permitted by Sections 3.8, 3.9 and 6.1(c). If, at any time during the performance of the Services, Operator becomes aware that Reimbursable Costs exceed or will exceed the amount provided therefor in the Annual Budget, as the same may have been amended pursuant to Section 5.2, by 5% or more, Operator shall use all reasonable efforts to notify Owner within ten (10) days of such budget overrun and shall not, without Owner's approval to amend such Annual Budget or authorization to make such expenditure, perform any further Services that will result in or increase such budget overrun, except as provided in Sections 3.8, 3.9 and 6.1(c).

          Owner's refusal to promptly authorize expenditures in excess of the Annual Budget will relieve Operator of only those duties or obligations under the terms or conditions of this Agreement that can not be performed without the money provided by the expenditures which Owner refuses to approve.

          It is understood and agreed between the parties that any expenditures made by Operator in excess of the Annual Budget which are required to comply with any Law applicable to the Services or the Facility, shall be approved and reimbursed by Owner. In all cases, Operator shall use its reasonable commercial efforts to mitigate any adverse impact resulting from Owner's refusal to authorize expenditures in excess of the Annual Budget.

          (b)  Adjustments and Conditions.  Notwithstanding the payment of any
               ---------------------------
     amount pursuant to the foregoing provisions, Owner shall remain entitled to conduct a subsequent audit and review of all Reimbursable Costs incurred and paid by Owner hereunder, together with any supporting documentation in accordance with the provisions of Section 5.4(a), for a period of two (2) years from and after the close of the applicable Contract Year. If, pursuant to such audit and review, it is determined that any amount(s) previously paid by Owner to Operator did not constitute a Reimbursable Cost, Owner may recover such amount(s) from Operator, plus interest at the Reference Rate calculated from and after the date that such audit commences, or Owner may deduct or cause to be deducted such amount from any payment that thereafter may become due to Operator .

     Section 7.3  ANNUAL OPERATING FEE.  For the first Contract Year and each
                  ---------------------
subsequent Contract Year, Owner shall pay to Operator the sum of fifty-four thousand one hundred sixty-six dollars and sixty-seven cents ($54,166.67) per month of the Contract Year, for an annual fee of six hundred fifty thousand dollars ($650,000) (the "Annual Operating Fee"). Beginning on the first day of the second Contract Year and on the first day of each Contract Year thereafter, the Annual Operating Fee (and the corresponding monthly operating fee) shall be adjusted to reflect changes in the GDP-IPD, as follows: the Annual Operating Fee set forth in this Section 7.3, multiplied by (ii) a fraction, the numerator of which is the Reference Index and the denominator of which is the Base Index.

     Section 7.4  CONSENT.  Operator shall obtain Owner's prior written approval
                  --------
before incurring any expense hereunder which is not included in the Annual Budget or otherwise permitted by Section 6.1(c).

     Section 7.5  BILLING AND PAYMENT.  Within fifteen (15) days following the
                  --------------------
end of each month, Operator shall submit the receipts and disbursements showing Reimbursable Costs for such month in accordance with Subsection 7.2(a). Within fifteen (15) days after receipt of any such invoice, Owner shall:

          (a) Pay Operator the sum specified in such invoice, less (i) any amounts previously deposited with Operator relating to such invoice, and
     (ii) any portion of such invoice amount that Owner disputes in good faith or is permitted to defer under this Agreement; and

          (b) With respect to any disputed portion of such invoice, provide Operator with a written statement explaining, in reasonable detail, the basis for such dispute. The parties shall attempt to resolve any such disputed portion in accordance with Article 14.

     Section 7.6  INTEREST.  Any amount owed to either party under this
                  ---------
Agreement by the other party which remains unpaid more than thirty (30) days after the date such amount is due and payable shall begin to accrue interest at the Reference Rate commencing on the thirty-first (31st) day after such due date.

                                   ARTICLE 8
                             TERM AND TERMINATION

     Section 8.1  TERM.  The term of this Agreement shall be from and including
                  -----
the Effective Date to and including the termination date of the Elwood LLC Operating Agreement (the "Renewal Date"). This Agreement shall be subject to extension for additional five (5) year periods from the Renewal Date, upon mutual agreement of the parties hereto. Notwithstanding the foregoing, this Agreement is subject to earlier termination pursuant to Sections 8.2, 8.3, 8.4 or 8.5.

     Section 8.2  IMMEDIATE TERMINATION BY OWNER.  Subject to the terms of any
                  -------------------------------
Financing Documents, Owner may terminate this Agreement immediately (i) upon the Bankruptcy of Operator or (ii) upon the occurrence of a Force Majeure Event that is not remedied within one hundred twenty (120) days of its initial occurrence. If the Agreement is terminated by Owner pursuant to Section 8.2(i) or (ii), Operator shall be compensated for all Reimbursable Costs incurred by Operator to and including the date of termination. In addition, if the Agreement is terminated by Owner pursuant to Section 8.2(ii), Operator shall be paid all unpaid Annual Operating Fees to and including the date of termination.

     Section 8.3  TERMINATION UPON NOTICE BY OWNER.  Subject to the terms of any
                  ---------------------------------
Financing Documents, Owner may terminate this Agreement upon ten (10) days prior written notice to Operator in the event (i) that Operator violates, or consents to a violation of, any Laws applicable to the Services or the Facility, which violation has or may have a material adverse effect on the maintenance or operation of the Facility or Owner's interest therein and Operator does not cure such violation within thirty (30) days from the date such violation or consent to violation is known (or, if not curable within thirty (30) days, within such period of time as is reasonably necessary to accomplish such cure, but in no event greater than ninety (90) days, provided that Operator diligently commences and continues to pursue such cure to completion within such period and reimburses and indemnifies Owner for all costs, fees, expenses and liabilities related to such violation); or (ii) of a material breach by Operator in the performance of the Services in accordance with the requirements of this Agreement, if Operator does not cure such breach within thirty (30) days from the date of receipt of a notice from Owner demanding such cure (or, if not curable within thirty (30) days within such period of time as is reasonably necessary to accomplish such cure, but in no event greater than ninety (90) days, provided that Operator diligently commences and continues to pursue such cure to completion within such period and reimburses and indemnifies Owner for all costs, fees, expenses and liabilities related to such breach). If the Agreement is terminated by Owner pursuant to this Section 8.3, Operator shall be compensated for all Reimbursable Costs incurred by Operator and all unpaid Annual Operating Fees to and including the date of termination.

     Section 8.4  OTHER TERMINATION UPON NOTICE BY OWNER.  Subject to the terms
                  ---------------------------------------
of any Financing Documents, Owner may terminate this Agreement with two (2) months prior written notice to Operator, upon the occurrence of (a) a sale or transfer by Owner of its rights in the Facility or a sale or transfer of all or substantially all of the assets of or membership interests in Owner, (b) Operator's Reimbursable Costs for Services exceeding 110% of the approved Annual Budget with respect to Reimbursable Costs, for any two (2) consecutive full Contract Years during the term of this Agreement, provided, however, that such overruns are the fault of, or due to the negligent operation of the Facility by, Operator, (c) a determination by Owner that, for any reason, it no longer intends to continue operation of the Facility or (d) a determination by Owner, at any time after the Renewal Date, that it desires to terminate the Agreement. If the Agreement is terminated by Owner pursuant to this Section 8.4, Operator shall be compensated for all Reimbursable Costs incurred by Operator and all unpaid Annual Operating Fees to and including the date of such termination under this Section 8.4.

     Section 8.5  TERMINATION BY OWNER WITHOUT CAUSE.  In addition to its rights
                  -----------------------------------
set forth in this Article 8, subject to the terms of any Financing Documents, Owner reserves the right to terminate this Agreement without cause upon ninety
(90) days notice in writing to Operator. If the Agreement is terminated by Owner pursuant to this Section 8.5, Operator shall be compensated for all Reimbursable Costs incurred by Operator and all unpaid Annual Operating Fees to and including the date of such termination under this Section 8.5. Such payments, together with the termination payment set forth in Section 8.8, shall be

Operator's sole remedy in respect of such termination and shall be made by Owner within thirty (30) days of receipt of a final invoice from Operator computed on the foregoing basis.

     Section 8.6  TERMINATION BY OPERATOR.  Subject to the terms of any
                  ------------------------
Financing Documents, Operator may terminate this Agreement for cause upon fifteen (15) days prior written notice to Owner in the event of: (i) Owner's Bankruptcy; or (ii) Owner's failure to perform in a timely manner any material obligation required to be performed by Owner hereunder and such failure is not cured by or on behalf of Owner within thirty (30) days of Owner's receipt of a notice from Operator demanding such cure (or, if not curable within thirty (30) days within such period of time as is reasonably necessary to accomplish such cure, but in no event greater than ninety (90) days, provided that Owner diligently commences and continues to pursue such cure to completion within such period.

     Section 8.7  FACILITY CONDITION AT END OF TERM.  Upon expiration or
                  ----------------------------------
termination of this Agreement, Operator shall remove its personnel from the Facility. Operator shall leave the Facility in as good condition as it was on the Effective Date, normal wear and tear and casualty excepted, and with the on-hand supply of spare parts and consumables and any other operating items as were provided by Owner to Operator as of the Effective Date, or such modified supply thereof as has been approved by Owner (and shall be reimbursed for all unreimbursed Reimbursable Costs incurred in connection therewith). All special tools, improvements, inventory of supplies, spare parts, safety equipment, Operating Manuals and Administrative Procedures Manuals, operating logs, records and documents maintained by Operator pursuant to Section 3.5 (in each case, as provided to or obtained or provided by Operator during the term of this Agreement) and any other items furnished on a Reimbursable Cost basis under this Agreement will be left at the Facility and will become or remain the property of Owner without additional charge. Owner shall also have the right, in its sole discretion, to directly assume and become liable for any contracts or obligations that Operator may have undertaken with third parties in connection with the Services. Operator shall execute all documents and take all other reasonable steps requested by Owner that may be required to assign to and vest in Owner all rights, benefits, interests and title in connection with such contracts or obligations; provided, however, that Owner shall indemnify and hold harmless Operator for all liabilities arising out of events and obligations thereunder arising after the date of any such assumption. Operator shall use commercially reasonable efforts to cooperate with Owner or a succeeding operator to assure that the operation, maintenance and management of the Facility are not disrupted.

     Section 8.8  TERMINATION PAYMENT.  In the event of a termination of this
                  --------------------
Agreement pursuant to Sections 8.2 (ii), 8.4 (a), 8.4 (c), 8.4 (d) or 8.5, Operator shall be entitled, in addition to all other amounts due hereunder as of the date of termination, to a demobilization and cancellation payment equal to the total of all relocation and severance costs incurred with respect to Operator's employees and all costs Operator is at such time contractually or legally obligated to pay to its employees, or which are incurred with the prior written approval of Owner. Severance costs for each of Operator's employees shall equal two (2) weeks of normal forty (40) hour/week pay for each year such employee has worked for Operator at the Facility.

     Subject to Owner's right to conduct a subsequent audit and review pursuant to Section 8.8(a), such amounts shall be due and payable by Owner within thirty
(30) days of Operator's submission of an invoice therefor, which invoice shall include a statement of all such costs and expenses in the form and with the substantiation required by Section 7.2(a). Owner shall pay any and all legal costs incurred by Operator to collect payments under this Section 8.8.

     In the event of a termination of this Agreement by Owner other than pursuant to Sections 8.2 (ii), 8.4(a), 8.4(c), 8.4(d) or 8.5, Operator shall indemnify Owner against, and Owner shall be entitled to recover from Operator, any damages, fines or penalties, or direct damages Owner suffers or incurs in connection with, or related to, such termination by Owner, including the costs of mobilizing and training a successor operator, provided, however, that the aggregate amount of Operator's indemnity obligation under this Section 8.8 shall in no event exceed the Annual Operating Fee, or portion thereof, previously paid to Operator for the Contract Year in which the termination occurs.

            (a)   Audit.  Notwithstanding payment of any amount pursuant to this
                  ------
     Section 8.8, Owner shall remain entitled to conduct a subsequent audit and review of all costs incurred and paid by Owner pursuant to this Section 8.8, together with any supporting documentation requested by Owner, for a period of two (2) years from and after the date of such payment. If, pursuant to such audit and review, it is determined that any amount(s) previously paid to Operator did not constitute, in whole or in part, a reimbursable item pursuant to this Section 8.8, Owner may recover such amount(s) from Operator plus interest at the Reference Rate calculated from and after the date such audit commences, or Owner may deduct or cause to be deducted such amount(s) from any payment that may be due to Operator.

                                   ARTICLE 9
                                   INSURANCE

     Section 9.1  COVERAGE.
                  ---------

            (a)   Obligation to Obtain.  Owner and Operator shall obtain and
                  ---------------------
     maintain the insurance set forth in Sections 9.1(b) and 9.1(c). Such insurance may be maintained under individual or blanket insurance policies.

            (b)   Operator Coverage.  Operator shall maintain from and after the
                  ------------------
     Effective Date the insurance described below with insurance companies acceptable to Owner and with limits and coverage provisions not less than the limits and coverage provisions set forth below:

                  (i) General Liability Insurance: Liability insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide products, completed operations, blanket contractual, explosion, collapse and underground, broad form property damage coverage, personal injury insurance and hostile fire liability with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Facility.

                  (ii) Automobile Liability Insurance: Automobile liability insurance against claims for personal injury (including bodily injury and death) or property damage arising out of the use of all owned, leased, non-owned and hired motor vehicles, including loading and unloading, with $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions where applicable.

                  (iii) Workers' Compensation Insurance: Workers' compensation insurance as required by applicable state laws, including employers liability insurance for all employees of Operator with a $1,000,000 minimum limit per accident.

                  (iv) Excess Liability Insurance: Excess liability insurance on an occurrence basis covering claims in excess of the underlying insurance described in the foregoing subsections (i), (ii) and (iii), with a $35,000,000 minimum limit per occurrence provided that aggregate limits of liability, if any, shall apply separately to claims occurring with respect to the Facility.

     The amounts of insurance required in the foregoing subsections (i), (ii),
(iii) and (iv) may be satisfied by Operator purchasing coverage in the amounts specified or by any combination thereof, so long as the total amount of insurance meets the requirements specified above. Upon mutual agreement of the Owner, Operator may provide equivalent self-insurance in lieu of the requirements set forth in this Section.

                  (v)    [RESERVED.]

                  (vi) All policies of liability insurance to be maintained by Operator shall provide for waivers of subrogation in favor of Owner, the Lenders and such other persons as may be required by the Project Agreements. These policies shall include the following:

                         (A) To provide a severability of interests or cross
               liability clause;

                         (B) To provide that the insurance shall be primary and
               not excess to or contributing with any insurance or self-insurance maintained by Owner or the Lenders; and

                         (C) To name Owner, any of its Affiliates, the Lenders
               and their respective officers, agents (and such other Persons as may be required by the Project Agreements) as additional insureds in Sections 9.1(b)(i), (ii), (iv) and (v) only.

     All policies of insurance required to be maintained pursuant to Section 9.1 shall include a provision so that they cannot be canceled or coverage reduced thereunder in a manner which affects the interests of Owner, without sixty (60) days prior written notice to Owner, except for termination for non-payment of premium which shall require ten (10) days prior written notice to Owner. Owner has the option in placing the coverages listed above and naming the Operator as an additional insured.

          (c)  Owner Coverage.  Owner shall maintain from and after the
               ---------------
     Effective Date the insurance described below and with limits and coverage provisions not less than the limits and coverage provisions set forth below:

               (i) Liability Insurance: Liability insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide products, completed operations, blanket contractual, explosion, collapse and underground, broad form property damage coverage, personal injury insurance and hostile fire liability with a thirty six million dollar ($36,000,000) minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Facility. Owner may provide adequate self-insurance in lieu of the requirements set forth in this Section.

          (d)  Cost.  All costs incurred by Operator with respect to payment of
               -----
any deductible relating to the insurance coverage set forth in this Section 9.1 (except as set forth in Section 9.3 or Section 10.1(a)) or any losses in excess of insurance coverage and (except as set forth in Section 10.1(a)) shall be deemed Reimbursable Costs.

     Section 9.2  CERTIFICATES.  On or before the date on which insurance must
                  -------------
be provided hereunder, each party shall furnish certificates of insurance to the other party evidencing the insurance required of such party pursuant to this Agreement. Each party shall cooperate with the other to ensure collection from insurers for any loss under any such policy.

     Section 9.3  PAYMENT OF DEDUCTIBLE AMOUNTS.  Notwithstanding which party
                  ------------------------------
hereto shall have purchased, or been responsible for the purchase of, any insurance in respect of the Facility or otherwise referred to in this Agreement, Operator shall promptly pay to Owner any deductible amount related to any claim against or other cost to Owner covered under any such insurance policy which arose due to the gross negligence of Operator.

                                  ARTICLE 10
                        INDEMNIFICATION AND LIABILITIES

     Section 10.1  INDEMNIFICATION.
                   ----------------

          (a)  Indemnification by Operator.  Operator shall indemnify, defend
               ----------------------------
     and hold harmless Owner, the members thereof, and their respective officers, directors, employees, agents, Affiliates and representatives (the "Owner Indemnified Parties"), from and against any and all suits, sanctions, actions, liabilities, legal proceedings, claims, fines and penalties (to the extent reimbursement therefor is not prohibited by law), demands, losses, costs and expenses of whatever kind or character, including attorneys' fees and expenses, for injury to or death of persons or loss of or damage to property arising out of or in any way connected with, but only to the extent of, any gross negligence, fraud or willful misconduct on or after the Effective Date of Operator or anyone acting on Operator's behalf or under its instructions, including suppliers, subcontractors, and vendors, their subcontractors and subvendors, and the employees and agents of any of the foregoing in connection with this Agreement and Operator's obligations thereunder. Any costs or expenses incurred by Operator pursuant to its indemnity obligations under this
     Section 10.1(a), including the cost of deductibles with respect to the insurance maintained by Operator or Owner pursuant to Article 9 or losses in excess of such insurance coverage, shall not constitute a Reimbursable Cost under this Agreement.

            (b)  Indemnification by Owner.  Owner shall indemnify, defend and
                 -------------------------
     hold harmless Operator, its officers, directors, employees, agents, Affiliates and representatives (the "Operator Indemnified Parties") from and against any and all suits, sanctions, actions, liabilities, legal proceedings, claims, fines and penalties (to the extent reimbursement therefor is not prohibited by law), demands, losses, costs and expenses of whatever kind or character, including attorneys' fees and expenses, for injury to or death of persons or loss of or damage to property arising out of or in any connected with, but only to the extent of, any gross negligence, fraud or willful misconduct on or after the Effective Date of Owner or anyone acting on Owner's behalf or under its instructions (other than Operator and its suppliers, subcontractors, venders, and their subcontractors and vendors and any employee or agent of the foregoing), including suppliers, subcontractors, and vendors, their subcontractors and subvendors, and the employees and agents of any of the foregoing in connection with this Agreement and Owner's obligations thereunder.

     Section 10.2  ENVIRONMENTAL LIABILITY.
                   ------------------------

            (a)  Operator Liability.  In no event shall Operator be responsible
                 -------------------
     for present or future Environmental Claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, handling, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials at the Facility and/or adjacent areas, arising from the period prior to the applicable Provisional Acceptance Date, except to the extent such materials are generated, used, collected, handled, treated, stored, transported, recovered, removed, discharged or disposed of by Operator in a grossly negligent manner. Without limiting the foregoing, Owner shall defend, indemnify and hold Operator and its Affiliates performing on behalf of Operator under this Agreement harmless against, and shall reimburse Operator for such Environmental Claims, except to the extent such Environmental Claims arise from Operator's grossly negligent or intentional acts.

            (b)  Owner Liability.  In no event shall Owner be responsible for
                 ----------------
     present or future Environmental Claims directly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Materials at the Facility and/or adjacent areas arising out of the grossly negligent or intentional acts of Operator or any of its officials, representatives, agents, or employees, and Operator shall defend, indemnify and hold Owner harmless against, and shall reimburse Owner for such Environmental Claims; provided, however, that nothing contained herein shall be construed as requiring Operator to take any corrective action with respect to any Hazardous Materials in existence prior to the date of this Agreement unless directed to do so by a governmental authority or by Owner in order to comply with any applicable Environmental Laws, in which case the corrective actions so undertaken shall be deemed an Environmental Claim pursuant to
     Section 10.2(a) hereof.

            (c)  Governmental Actions.  If compliance at the Facility with any
                 ---------------------
     applicable Environmental Laws is required during the term of this Agreement, Owner with Operator's assistance shall be responsible for preparing and filing with the appropriate governmental authority any notices, applications, plans, submissions or other materials and information necessary for such compliance; provided that the costs of any outside consultants, sampling and remedial work shall be deemed an Environmental Claim, which costs shall be borne by either Owner or Operator in accordance with Sections 10.2(a) and 10.2(b) hereof; provided, however, that such consulting or sampling costs that are incorporated into the Annual Budget or are otherwise agreed upon in writing by Owner shall be Reimbursable Costs hereunder. Any compliance action taken by Operator pursuant to any such Law shall be performed only after consultation with Owner. Costs and expenses associated with any such compliance action shall only be incurred by Operator with Owner's prior written consent, unless a governmental authority requires Operator to incur such costs and expenses prior to obtaining such written consent.

                                  ARTICLE 11
                           LIMITATIONS OF LIABILITY

     Section 11.1  LIMITATIONS OF LIABILITY.
                   -------------------------

            (a)  Consequential Damages.  Notwithstanding any provision in this
                 ----------------------
     Agreement to the contrary, Operator and Owner each agree not to assert against the other any claim, demand or suit for consequential, incidental, indirect or special damages arising from any aspect of the performance or nonperformance of the other party or any third-party engaged by such other party under this Agreement, and each party hereto waives any such claim, demand or suit against the other in connection with this Agreement.

            (b)  Damages Limited to Annual Operating Fee.  Notwithstanding any
                 ----------------------------------------
     provision in this Agreement to the contrary, the aggregate liability of Operator (except for those claims that are subject to the provisions of Section 10.1(a) or covered by the insurance set forth in Article 9, and then only to the extent such claims are actually covered thereby, after giving effect to any deductibles, exclusions, limits, or self-insured retentions thereunder) with respect to claims of Owner arising out of the performance or nonperformance of the Services or any other work or obligations set forth under this Agreement, whether based on contract, indemnity, tort (including negligence), strict liability or otherwise, shall in no event exceed, during any Contract Year, the Annual Operating Fee payable to Operator during such Contract Year plus the amount necessary to satisfy Operator's indemnification responsibilities under
     Article 10.

            (c)  Personal Liability Limited.  Notwithstanding any provision in
                 ---------------------------
     this Agreement to the contrary, Operator and Owner each understand and agree that there shall be absolutely no personal liability on the part of any of the members, partners, officers, employees, directors, agents, authorized representatives or Affiliates of Owner or Operator for the payment of any amounts due hereunder, or performance of any obligations hereunder. Operator shall look solely to the assets of Owner for the satisfaction of each and every remedy of Operator in the event of any breach by Owner and Owner shall look solely to the assets of Operator for the satisfaction of each and every remedy of Owner in the event of any breach by Operator. In furtherance of the foregoing, Owner agrees with respect to Operator and Operator agrees with respect to Owner, that it shall neither seek or obtain nor be entitled to seek or obtain, any deficiency or other judgment against Owner or Operator, as the case may be, for any action or inaction on the part of any of its respective members, partners, officers, employees, directors, agents, authorized representatives or Affiliates.

            (d)  Survival. The parties further agree that the waivers and
                 ---------
     disclaimers of liability, indemnities, releases from liability, and limitations on liability expressed in this Agreement shall survive termination or expiration of this Agreement, and shall apply at all times (unless otherwise expressly indicated), whether in contract, equity, tort or otherwise, regardless of fault, negligence, strict liability, or breach of warranty of the party indemnified, released or whose liabilities are limited, and shall extend to the members, partners, principals, officers, employees, controlling persons, executives, directors, agents, authorized representatives and Affiliates of such party.

            (e)  Exclusivity.  The provisions of this Agreement constitute
                 ------------
     Operator's and Owner's exclusive liability, respectively, to each other, and Operator's and Owner's exclusive remedy, respectively, with respect to the Services to be performed hereunder and Owner hereby releases Operator and its Affiliates performing Services hereunder, and Operator hereby releases Owner and its Affiliates performing its obligations hereunder, from any further liability whether arising in contract, tort (including negligence), strict liability, or otherwise.

                                  ARTICLE 12
                                CONFIDENTIALITY

     Section 12.1  OPERATOR.  Operator agrees to hold in confidence for a period
                   ---------
of five (5) years from the date of disclosure, any information supplied to Operator by Owner or its members, partners, officers, employees, directors, agents, authorized representatives or Affiliates. Operator further agrees, to the extent requested by the supplier of such information, to require its subcontractors, vendors, suppliers and employees to enter into appropriate nondisclosure agreements relative to such information, prior to the receipt thereof.

     Section 12.2  OWNER.  Owner agrees to hold in confidence for a period of
                   ------
five (5) years from the date of disclosure, any information supplied to Owner by Operator or its members, partners, officers, employees, directors, agents, authorized representatives or Affiliates, provided that Owner may disclose such information requested by Lenders (including their agents and advisors) as long as such Lenders enter into appropriate nondisclosure agreements. Owner further agrees, to the extent requested by the supplier of such information, to require its members and contractors to enter into such appropriate nondisclosure agreements relative to such information, prior to their receipt thereof.

     Section 12.3  EXCEPTIONS.  The provisions of this Article shall not apply
                   -----------
to information within any one of the following categories or any combination thereof:

          (a) Information that was in the public domain prior to the receiving party's receipt thereof or that subsequently becomes part of the public domain by publication or otherwise, other than as a result of disclosure by the receiving party or any of its representatives; or,

          (b) Information that the receiving party can show was in its possession prior to receipt thereof from the disclosing party; or

          (c) Information received by a party from a third party having no obligation of secrecy with respect thereof.

     No information obtained or prepared by a receiving party or any of its representatives regarding the other party shall be deemed to be in the public domain or in the prior possession of the receiving party or its representatives unless it is specifically included in more general information that is in the public domain or in the prior possession of any of the foregoing.

     Section 12.4  REQUIRED DISCLOSURE.  In the event that a receiving party or
                   --------------------
any of its respective representatives is requested or required by applicable law, regulation or legal process to disclose any of the information that is otherwise required to remain confidential pursuant to this Article 12, the receiving party will notify the other party, as well as its legal counsel, promptly in writing so that the other party may seek a protective order or other appropriate remedy, or, in the other party's sole discretion, waive compliance with the terms of this Agreement. The receiving party agrees not to, and agrees that none of its respective representatives will, oppose any action by the other party to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this Agreement, the receiving party and its respective representatives will furnish only that portion of the information which the receiving party is advised by its outside counsel is legally required and the receiving party will exercise its reasonable best efforts to obtain reliable outside assurance that confidential treatment will be accorded such information. This Agreement does not alter the rights of either party to object to the Laws or proceedings requiring the disclosure.

                                  ARTICLE 13
                           TITLE, DOCUMENTS AND DATA

     Section 13.1  MATERIALS AND EQUIPMENT.   Title to all materials, equipment,
                   ------------------------
tools, supplies, consumables, spare parts and other items purchased or obtained by Operator on a Reimbursable Cost basis hereunder shall pass immediately to and vest in Owner upon the passage of title from the vendor or supplier thereof, provided, however, that such transfer of title shall in no way affect Operator's obligations as set forth in this Agreement.

     Section 13.2  DOCUMENTS.  All materials and documents prepared or developed
                   ----------
by Operator, its employees, representatives or contractors in connection with the Facility or performance of the Services, including all manuals, data, drawings, plans, specifications, reports and accounts, shall become Owner's property when prepared, and Operator, its agents, employees, representatives, or contractors shall not use such materials and documents for any purpose other than performance of the Services, without Owner's prior written approval. All such materials and documents, together with any materials and documents furnished to Operator, its agents, employees, representatives, or contractors by Owner, shall be delivered to Owner upon expiration or termination of this Agreement and before final payment is made to Operator.

     Section 13.3  REVIEW BY OWNER.
                   ----------------
    All materials and documents referred to in Section 13.2 hereof shall be available for review by Owner or Lenders (including their agents or advisors) at all reasonable times during development and promptly upon completion. All such materials and documents required to be submitted for approval by Owner shall be prepared and processed in accordance with the requirements and specifications set forth in the Administrative Procedures Manual. However, Owner's approval of materials and documents submitted by Operator shall not relieve Operator of its responsibility for the correctness thereof or of its obligation to meet all requirements of this Agreement.

     Section 13.4  PROPRIETARY INFORMATION.  Where materials or documents
                   ------------------------
prepared or developed by Operator or its agents, employees, representatives or contractors contain proprietary or technical information, systems, techniques, or know-how previously known to, or acquired from third parties by, Operator, its agents, employees, representatives, or contractors, Operator, its agents, employees, representatives, and contractors shall have unrestricted rights to use or dispose of such information, systems, techniques, or know-how as they see fit, provided, however, that Owner shall have the right to the same to the extent necessary for operation or maintenance of the Facility.

                                   ARTICLE 14
                          DISPUTE RESOLUTION; REMEDIES

     Section 14.1  SENIOR MANAGEMENT.  If during the term of this Agreement any
                   ------------------
issue, dispute or controversy ("Dispute") arises hereunder, then the designated representatives of Owner and Operator shall promptly confer and exert their best efforts in good faith to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within five (5) Business Days, the Dispute shall be referred within two (2) Business Days of the lapse of the aforementioned five
(5) Business Day period to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties' responsible senior management have had at least five (5) Business Days to resolve the Dispute following referral of the Dispute to such responsible senior management. Each party shall have the right to join in any such proceeding any other party or entity having an interest therein. If the parties are unable to resolve the Dispute in accordance with the foregoing procedure, either party may then, at any time, deliver notice to the other party of its intent to submit the Dispute to arbitration, which notice shall include the specific issues concerning the Dispute which must be resolved (the "Arbitration Notice").

     Section 14.2  DESIGNATION OF ARBITRATORS.  At any time following the 30th
                   ---------------------------
day after delivery of an Arbitration Notice, either party (for purposes of this Article 14, the "First Party") may give notice to the other party (for purposes of this Article 14, the "Second Party") that it has designated an arbitrator. Within twenty (20) days of the delivery of the aforesaid notice of designation, the Second Party shall be required to designate a second arbitrator and to notify the First Party of such designation. Within twenty (20) days of the designation of the second arbitrator, the two designated arbitrators shall meet and shall jointly designate a third arbitrator who shall be neutral and impartial. Arbitrators shall be qualified by education and experience in the subject matter of the Dispute and issues to be arbitrated. The arbitrator designated by the party-appointed arbitrators shall be the Chairman of the arbitration panel. The award rendered by the arbitrators shall be in writing and shall set forth in reasonable detail the facts of the Dispute, the decision of the arbitrators and their reasons therefor and shall apportion the costs of the arbitration. The award rendered in any arbitration hereunder shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction for its enforcement. During the pendency of any arbitration, Operator shall continue to perform its obligations hereunder.

     Section 14.3  FAILURE TO DESIGNATE ARBITRATOR.  If for any reason (i) the
                   --------------------------------
Second Party shall fail timely to designate an arbitrator after notice of designation is delivered by the First Party, (ii) the two party-appointed arbitrators fail timely to designate a third arbitrator, or (iii) the third arbitrator shall fail for any reason to serve, such arbitrator(s) shall be designated by the American Arbitration Association upon the demand of either party.

     Section 14.4  VENUE.  All proceedings before the arbitrators shall be held
                   ------
at such place as Owner and Operator may agree. Failing such agreement, they shall be held in Chicago, Illinois.

     Section 14.5  APPLICABLE ARBITRATION RULES.  The parties agree that any
                   -----------------------------
Dispute being resolved by arbitration hereunder shall be determined pursuant to the provisions set forth herein and pursuant to the applicable commercial arbitration rules of the American Arbitration Association then in effect insofar as such rules are not inconsistent with the provisions set forth herein.

     Section 14.6  LIMITED AUTHORITY.  The authority of the arbitrators shall be
                   ------------------
limited to the specific Dispute and related issue(s) in controversy as designated by the parties.

                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

     Section 15.1  ASSIGNMENT.  Except as set forth in this Section 15.1,
                   -----------
neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that this Agreement may be assigned without such consent (i) by Owner to any successor of Owner, to a Person acquiring all or substantially all of the Facility, to a wholly-owned subsidiary of Owner, to a Lender or any purchaser of the Facility upon the exercise of remedies by a Lender, and (ii) by Operator to an Affiliate (provided that Operator first provides to Owner reasonable assurances that such Affiliate is capable of performing the obligations of Operator under this Agreement). Notwithstanding the foregoing, Operator hereby consents to the assignment by Owner of a security interest in this Agreement to its Lenders. Operator further agrees to execute documentation to evidence such consent reasonably required by the Lenders typical for project finance (including an opinion of its counsel in typical form regarding such consent and this Agreement). Operator recognizes that such consent may grant certain rights to such Lenders, which shall be fully developed and described in the consent documents, including but not limited to
(i) this Agreement shall not be amended or terminated (except for termination pursuant to the terms of this Agreement) without the consent of Lenders, (ii) the Lenders shall be given notice of, and a reasonable time period at least sixty (60) days beyond that granted to Owner, to cure any Owner breach or default of this Agreement, (iii) if a Lender forecloses, takes a deed in lieu or otherwise exercises its remedies pursuant to any security documents, that Operator shall, at Lenders' request and provided that any breach by Owner has been cured (to the extent any such breaches can be cured by the payment of money), continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of Owner, and may assign this Agreement to another party in place of Owner, and enforce all of Owner's rights hereunder,
(iv) that Lender(s) shall have no liability under this Agreement except during the period of such Lender(s)' ownership and/or operation of the Facility, (v) that Operator shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominee, (vi) that Operator shall make all payments to an account designated by Lender(s), and (vii) that Operator shall make representations and warranties to Lender(s) as Lender(s) may reasonably request with regard to (A) Operator's corporate existence, (B) Operator's corporate authority to execute, deliver, and perform this Agreement, (C) the binding nature of this Agreement on Operator, (D) receipt of regulatory approvals (if any) by Operator with respect to its performance under this Agreement, and (E) whether any defaults by Owner are known by Operator then to exist under this Agreement.

     Section 15.2  ACCESS.
                   -------

          (a)  Owner. Owner, Lenders and their respective agents and
               ------
     representatives shall have access at all times to the Facility and any documents, materials and records and accounts relating to Facility operations for purposes of inspection and review. Upon the request of Owner, Lender or their respective agents and representatives, Operator shall make available to such Persons and provide them with access to any operating data and all operating logs.

          (b)  Cooperation.  During any such inspection or review of the
               ------------
     Facility, each of Owner, Lender and their respective agents and representatives shall use its reasonable commercial efforts to cause authorized visitors to comply with Operator's safety and security procedures and to conduct such inspection and review in a manner which causes minimal interference with Operator's activities. Operator agrees to cooperate fully with Owner, Lender and their respective agents and representatives in providing requested information and documentation for the support of any financial or legal transactions associated with the Facility.

     Section 15.3  NOT FOR BENEFIT OF THIRD PARTIES.  This Agreement and each
                   ---------------------------------
and every provision hereof and thereof is for the exclusive benefit of the parties hereto and not for the benefit of any third party; provided that the provisions hereof are also for the benefit of the Lenders (i) to the extent such provisions require the consent, approval or satisfaction of, or the payment to or for the benefit of the Lenders, or (ii) as provided in Article 15.1 or in any assignment of Owner's rights hereunder to the Lenders to secure Owner's obligations under any applicable Financing Document or any Consent to Assignment referred to in Article 15.1 requiring the consent, approval or satisfaction of the Lenders is also for the benefit of the Lenders.

     Section 15.4  FORCE MAJEURE.  If either Owner or Operator is rendered
                   --------------
wholly or partially unable to perform its obligations under this Agreement (other than payment obligations) due to a Force Majeure Event, the party affected by such Force Majeure Event shall be excused from whatever performance is impaired by such Force Majeure Event, provided that the affected party shall promptly, upon learning of such Force Majeure Event and ascertaining that it will affect its performance hereunder, give notice to the other party stating the nature of the Force Majeure Event, its anticipated duration and any action being taken to avoid or minimize its effect. The burden of proof shall be on the party asserting excuse from performance due to a Force Majeure Event.

          (a)  Scope.  The suspension of performance shall be of no greater
               ------
     scope and no longer duration than that which is necessary. The excused party shall use its reasonable commercial efforts to remedy its inability to perform. No obligations of either party which arose before the occurrence causing the suspension of performance and which could and should have been fully performed before such occurrence shall be excused as a result of such occurrence.

     Section 15.5  AMENDMENTS. No amendments or modifications of this Agreement
                   -----------
shall be valid unless evidenced in writing and signed by duly authorized representatives of both parties.

     Section 15.6  SURVIVAL.  Notwithstanding any provisions herein to the
                   ---------
contrary, the obligations set forth in Articles 7, 10, 12 and 14, and the limitations of liabilities set forth in Article 11, shall survive in full force despite the expiration or termination of this Agreement.

     Section 15.7  NO WAIVER.  It is understood and agreed that any delay,
                   ----------
waiver or omission by Owner or Operator to exercise any right or power arising from any breach or default by the other party with respect to any of the terms, provisions, or covenants of this Agreement shall not be construed to be a waiver by Owner or Operator of any subsequent breach or default of the same or other terms, provisions or covenants on the part of Owner or Operator.

     Section 15.8  NOTICES. All notices, requests, consents, demands and other
                   --------
communications (collectively "Notices") required or permitted to be given under this Agreement shall be in writing and shall be given to each party at its address or fax number set forth in this Section 15.8 or at such other address or fax number as such party may hereafter specify for the purpose by notice to the other party and shall be either delivered personally or sent by fax or telegraph or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (i) when transmitted if given by fax or telegraph, provided the transmittal is confirmed or (ii) upon receipt by the intended recipient, if given by any other means. Notices shall be sent to the following addresses:


     To Operator:

          DOMINION ELWOOD SERVICES COMPANY, INC.
          5000 Dominion Boulevard
          Glen Allen, Virginia 23060
          Attention: Tony Belcher
          Tel:  (804) 273-3269
          Fax: (804) 273-2303

     To Owner:

          ELWOOD ENERGY LLC
          c/o Peoples Energy Resources Corp.
          150 North Michigan Avenue
          Suite 3900
          Chicago, Illinois 60601
          Attention:  Robert Harrington
          Tel:  (312) 762-1616
          Fax: (312) 762-1635

     Section 15.9  FINES AND PENALTIES.  If during the term of this Agreement
                   --------------------
any governmental or regulatory authority or agency assesses any fines or penalties against Operator or Owner arising from Operator's failure to operate and maintain the Facility in accordance with applicable Laws without Owner's prior written consent, such fines and penalties shall, subject to the limitations set forth in Article 11, be the sole responsibility of Operator and shall not be deemed a Reimbursable Cost.

     Section 15.10  REPRESENTATIONS AND WARRANTIES.  Each party represents and
                    -------------------------------
warrants to the other party that:

          (a) such party has the full power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby;

          (b) the execution and delivery of this Agreement by such party and the carrying out by such party of the transactions contemplated hereby have been duly authorized by all requisite corporate or limited liability company action, and this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof, subject to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity;

          (c) to the best of such party's knowledge, no authorization, consent, approval or order, or notice to or registration, qualification, declaration or filing with, any governmental authority, is required for the execution, delivery and performance by such party of this Agreement or the carrying out by such party of the transactions contemplated hereby, other than regulatory and similar approvals needed with respect to the construction and operation of the Facility;

          (d) to the best of such party's knowledge, none of the execution, delivery and performance by such party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, materially conflicts or will conflict with or result in a material breach or violation of any of the terms, conditions, or provisions of any law, governmental rule or regulation or organizational document, as amended, or bylaws, as amended, of such party or any applicable order, writ, injunction, judgment or decree of any court or governmental authority against such party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any third party lien upon any of its properties; and

          (e) there are no legal proceedings, arbitrations, administrative actions or other proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of such party, threatened against such party or any of its subsidiaries that if adversely determined, could reasonably be expected to have a material adverse effect on such party's ability to perform its obligations under this Agreement.

     Section 15.11  COUNTERPARTS.  The parties may execute this Agreement in
                    -------------
counterparts, which shall, in the aggregate, when signed by both parties constitute one and the same instrument. Thereafter, each counterpart shall be deemed an original instrument as against any party who has signed it.

     Section 15.12  GOVERNING LAW.  This Agreement is executed and intended to
                    --------------
be performed in the State of Illinois and the laws of that state, without regard to its conflicts of laws rules, shall govern its construction, interpretation and effect.

     Section 15.13  PARTIAL INVALIDITY.  If any term, provision, covenant or
                    -------------------
condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall remain in full force and effect and in no way be affected, impaired or invalidated.

     Section 15.14  CAPTIONS.  Titles or captions of Sections contained in this
                    ---------
Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.

     Section 15.15  DOLLAR AMOUNTS.  All amounts of money in this Agreement are
                    ---------------
denominated in United States of America dollars.

     Section 15.16  VENDOR'S WARRANTIES.  For Owner's benefit, Operator shall
                    --------------------
obtain from sellers of equipment, material, or services (other than the Services), warranties against defects in materials and workmanship to the extent such warranties are reasonably obtainable, and, to the extent of any such warranties actually obtained, Owner releases Operator from any further liability arising in respect of such equipment, material or services (other than the Services) to the extent such liability is covered by any such warranty. Operator itself shall not be liable for any such warranties, or for any defects or damage caused by such equipment, material or services (other than the Services). Upon Owner's request, Operator agrees to take such steps as are necessary, short of litigation, to enforce said warranties. Each such warranty shall be enforceable by Owner for Owner's benefit or assignable by Operator to Owner without any further action or consent by or on the part of any third party. Unless otherwise requested, Operator shall administer such warranties and immediately notify Owner of any defects discovered or suspected that may be covered by such warranties. When requested, Operator shall assign any such warranty to Owner and assist Owner with the administration and enforcement of such warranty, or, if such warranty is not assignable to Owner, assist Owner with the administration and enforcement of such warranty.

     Section 15.17  ATTORNEYS' FEES.  If any action or proceeding, including any
                    ----------------
arbitration proceeding pursuant to Article 14, is brought by either party to remedy a breach of this Agreement or to enforce any of its provisions, the prevailing party shall be entitled to, in addition to any other relief granted in such action or proceeding, reasonable attorneys' fees, disbursements and court costs.

     Section 15.18  USAGE.  This Agreement shall be governed by the following
                    ------
rules of usage: (i) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person's permitted assignees; (ii) a reference in this Agreement to a Law, license, or permit includes any amendment, modification or replacement to such Law, license or permit; (iii) accounting terms used in this Agreement shall have the meanings assigned to them by United States generally accepted accounting principles; (iv) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (v) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terns and as the same is in effect at any given time; (vi) unless otherwise specified, the words "hereof", "herein", and "hereunder" and words or similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (vii) the words "include" and "including" and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words "without limitation", whether or not they are in fact followed by such words.

     Section 15.19  EFFECTIVE DATE.  This Agreement shall govern the rights and
                    ---------------
obligations of the parties from and after the Effective Date. Except as otherwise provided herein, all rights and obligations of Owner and Operator under the Original Agreement and/or the Merged Agreements relating to periods prior to the Effective Date, shall be governed by the Original Agreement or the appropriate Merged Agreement, as applicable.

     Section 15.20  TERMINATION OF MERGED AGREEMENTS.  Except as set forth in
                    ---------------------------------
Section 15.19 hereof, Owner and Operator hereby terminate the Merged Agreements through the mutual agreement of the parties. All rights and obligations of Owner and Operator relating to Units 5 through 9 of the Facility from and after the Effective Date shall be as set forth in this Agreement.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized officers as of the date set forth in the preamble to this Agreement.


                         ELWOOD ENERGY LLC


                         By: /s/ Tony Belcher
                            ------------------------------------
                         Name:  Tony Belcher
                         Title: General Manager


                         DOMINION ELWOOD SERVICES COMPANY, INC.


                         By: /s/ James W. Braswell
                            -------------------------------------
                         Name:    James W. Braswell
                         Title:   Vice President

                                  APPENDIX A
                               SCOPE OF SERVICES
                               -----------------


OPERATOR SHALL PERFORM EACH OF THE SERVICES LISTED IN THIS APPENDIX A IN ACCORDANCE WITH THE STANDARDS REQUIRED UNDER SECTION 3.2 OF THE AGREEMENT


I. In addition to those responsibilities described in Articles 1 through 15 of the Agreement, Operator shall be responsible for the implementation of the following programs, standards and procedures which shall require approval of Owner and which shall be included in the "Services".

     A. The administrative program for establishing specific operating goals for each functional Facility area, for managing resources to minimize personnel turnover, and for qualifying personnel, to operate and maintain the Facility (including the basis for qualification of personnel).

     B. The program for communicating and cooperating with Owner and governmental agencies.

     C. The Facility management standards for conduct of operations, Facility safety, conduct of maintenance, housekeeping, material condition, and records management.

     D. The program for preparing supporting documentation, meter readings and information necessary to accurately prepare, justify and support monthly invoices in accordance with the terms and conditions of the Project Agreements.

     E. Developing the procedures used to operate the Facility as well as monitoring, evaluating, and proposing revisions to such procedures.

     F. The Facility operations and monitoring program which provides the requirements for:

          1.   Monitoring of Facility Performance
          2.   Monthly Facility Performance Calculations and Report
          3.   Monthly Fuel Consumption Calculations and Report
          4.   Facility Permitting and Environmental Reporting
          5.   Shift Routines / Operating Practices
          6.   Control of Equipment
          7.   Facility Chemistry Control and Water Treatment
          8.   Training Programs
          9.   Operator Qualifications

     10.  Operating Procedures
     11.  Status of Major Equipment

G.   The maintenance program which provides the requirements for:

     1.   Maintenance Planning
     2.   Maintenance Procedures
     3.   Preventive Maintenance
     4.   Predictive Maintenance
     5.   Maintenance Training

H.   The materials management program which provides the requirements for:

     1.   Procuring Materials and Tools
     2.   Inventory Levels and Control
     3.   Renewal of Inventories

I. The diagnostic testing program for maintaining the Facility and Facility equipment, including both system and component level testing.

J.   The housekeeping / cleanliness program which provides the requirements for:

     1.   Hazardous Material Control
     2.   General Facility Cleanliness
     3.   Equipment Condition Inspections
     4.   Hazardous Waste Program

K. The problem assessment program which provides the procedure for determining the cause(s) of operational or equipment failures and preventing future failures through recommended improvements, including justification for such recommendations (i.e., basis of recommendation and economic analysis).

L. The records management program for maintaining the traceability and documentation of Facility performance.

M. The Facility safety program which provides the requirements for establishing:

     1.   Safety Monitoring
     2.   Accident Prevention Program
     3.   Accident Reporting

N.   Monthly and yearly reporting systems of Facility performance to Owner.

O. The security program for maintaining the security of the Facility and surrounding area.

II.  Specific Requirements

     Operator's scope of Services is based on the Facility design as described in the EPC Contracts, the Facility Operating Manuals, vendor manuals and design drawings. Operator will prepare Annual Facility Operating Plans, which, in part, will define the operations procedural requirements for the Facility to meet the requirements of the Project Agreements.

     Operator, as part of the Services, is responsible for:

     A. Providing such trained personnel as is reasonably necessary to operate and maintain the Facility and provide the Services set forth in this Agreement.

     B. Operating and maintaining the Facility in accordance with the approved Annual Facility Operating Plan.

     C.   Submitting an Annual Facility Operating Plan.

          Not later than ninety (90) days prior to the first (1st) day of each Contract Year, Operator will submit an Annual Facility Operating Plan to Owner. In addition to the requirements set forth in Section 5.2.1 of the Agreement, the Annual Facility Operating Plan will detail maintenance, outage, and overhaul schedules, Facility staffing, known capital and expense budget items, operating plans, and will provide the underlying assumptions used in developing the proposed budgets and anticipated availability for the period. Owner will review and approve the Annual Facility Operating Plan. Such approval will become the basis for reimbursement under the Annual Budget.

     D. Planning and managing on-site operations and maintenance activities, including:

          1. Assuring that operational goals and operating plans are consistent with the Annual Facility Operating Plan.

          2. Assuring that the Facility is operated in accordance with this Agreement and in a safe, reliable, efficient, and prudent manner.

          3. Assuring that operations and maintenance personnel are trained and qualified for their assigned responsibilities and tasks, and that such qualification is maintained.

          4. Assuring that the Facility meets contract, regulatory, and environmental requirements set forth in the Project Agreements or otherwise identified by Owner or Operator.

          5. Managing and controlling costs consistent with budget requirements.

          6. Planning, scheduling and managing work and maintenance activities.

          7.   Defining and documenting operational technical requirements.

          8. Defining and delineating responsibilities between Operator and Owner and identifying reporting requirements.

          9. Establishing labor relations and personnel programs that will meet state and federal requirements and encourage employee retention.

          10. Maintaining a current inventory of materials and procuring all services, spare parts, operational materials, consumables, office equipment, tools and shop equipment, or any other items or materials required to operate or maintain the Facility. Operator will identify required items, cost, quantity and need date. The cost of any item or service shall be reimbursed by Owner in accordance with this Agreement.

          11. Controlling outages, both planned and unplanned, by using detailed and integrated plans and schedules, and resource management.

          12. Maintaining Facility performance levels by using routine system and component performance testing.

          13. Maintaining a file of preplanned outage-related work to allow for efficient use of any forced outage downtime.

          14. Establishing open purchase order or contract agreements with Facility equipment vendors, industrial suppliers, jobbers, and maintenance contractors in accordance with Project Agreements to ensure timely response to Facility maintenance needs.

          15. Promptly notifying Owner in writing of any teardowns and overhauls of major equipment or capital improvements that Operator believes are necessary or advisable together with a proposed schedule for completing such repairs or improvements.
               If the costs of such teardowns, overhauls or capital improvements have been incorporated into an approved Annual Budget or if Owner has otherwise consented in writing to reimburse Operator for such costs, Operator shall schedule, coordinate, contract and oversee the performance of such activities and shall be responsible for monitoring and enforcing compliance by the contractor performing such work, including taking such steps, short of litigation, to enforce any warranties granted to Owner by such contractor in accordance with
               Section 15.16 of this Agreement.

     E. Performing certain tasks, duties, responsibilities and obligations assigned to Owner under the Interconnection Agreements, including, but not limited to, the following:

          1. Performing routine surveillance of all equipment routinely used to communicate with the System Operator.

          2. Notifying the System Operator of any routine maintenance activities which will require clearance from the System Operator.

          3. Providing the System Operator and Owner's Customers with all required information regarding the Facility's availability.

          4. Responding to dispatch orders from the System Operator and Owner's Customers.

          5. Monitoring and adjusting the reactive output of the generators to maintain transmission voltage levels within the capability of the Facility's generators.

          6. Responding to and correcting generator dynamic instability in accordance with instructions from the System Operator.

     F. Execution or oversight of routine preventive maintenance ("PM") activities in accordance with Prudent Utility Practice, including, without limitation:

          1.   Lubrication Checks
          2.   Cleaning / Flushing
          3.   Preservation
          4.   Fluid Changes and Replacement
          5.   Visual Inspections
          6.   Operational Monitoring
          7.   Vibration Analysis
          8.   Chemical Analysis (water testing)
          9.   Trend Analysis
          10.  Calibration
          11.  Measurements
          12.  Adjustments
          13.  Hydrostatic Tests
          14.  Lube Oil Analysis (sampling only)
          15.  Replacement of Wear / Sacrificial Parts
          16.  Resistance Testing

     G. Execution or oversight of routine corrective maintenance ("CM") activities in accordance with Prudent Utility Practices to troubleshoot, inspect, and repair the equipment upon identification and detection of certain conditions, including without limitation:

          1.   Physical fault conditions such as:

               a.   Blocked / stopped flow
               b.   Fractures / break / breaches
               c.   Cracks
               d.   Distortion / displacement
               e.   Corrosion / discoloration

          2.   Out of specification conditions such as:

               a.   High / low flow, pressure, temperature, or chemistry
               b.   Off voltage
               c.   Out of limits / adjustments
               d.   Erratic output
               e.   Intermittent / spurious operation
               f.   Failure to control / hold
               g.   High / low output
               h.   Improper timing

          3.   Demand fault conditions such as failure to:

               a.   Start / run / operate
               b.   Stop
               c.   Open
               d.   Close
               e.   Move / release / respond

          4.   Abnormal characteristics such as:

               a.   Overheating
               b.   Noise
               c.   Vibration
               d.   Chatter
               e.   False response

          5.   Leakage conditions such as:

               a.   Leakage to surrounding environment
               b.   Leakage past seats / stems / packing / seals

     CM activities not requiring equipment shutdown shall be performed as soon as possible and in order of priority. CM activities requiring equipment shutdown shall be performed when equipment is removed from service.

     H. The PM and CM activities will be inventoried and performed on a system-by-system basis and shall apply to the following equipment types:

          1.   Circuit Breakers (all types)
          2.   Batteries (all types)
          3.   Electric Heaters
          4.   Heat Tracing
          5.   Blowers
          6.   AC Motors (synchronous / induction)
          7.   DC Motors (synchronous / induction)
          8.   Valves (all types)
          9.   Valve Operators (air / motor / hydraulic)
          10.  Control Relays (AC / DC)
          11.  Transformers
          12.  Controllers
          13.  Recorders
          14.  Transmitters
          15.  Switches (all types)
          16.  Dampers
          17.  Fans / Compressors
          18.  Heat Exchangers
          19.  Radiators
          20.  Pumps
          21.  Filters / Strainers
          22.  Air Dryers
          23.  Tanks / Vessels
          24.  Pipe / Pipe Fittings / Pipe Supports
          25.  Combustion Turbines
          26.  Generators

I. Performing such other tasks and services which Owner may reasonably request from time to time in connection with operation of the Facility.

                                   APPENDIX B
                                  COMPENSATION
                                  ------------

A. Reimbursable Cost items shall be paid to Operator in accordance with the requirements of Articles 5 and 7. Reimbursable Costs include:

     1. Labor costs including allowances for payroll, taxes, bonuses and benefits

     2.   Spare and Replacement Parts

     3. All Material, Tools and Equipment necessary to operate and maintain the Facility

     4.   Chemicals

     5.   Lubricants (including proper disposal costs)

     6.   Specialized Instrumentation and Calibration Equipment

     7.   Rigging and Handling Equipment

     8.   Consumables and General Supplies

     9.   Cleaning Supplies

     10.  Shop Equipment Installed in Facility

     11.  Authorized Leased Equipment

     12.  Specialized Test and Calibration Equipment

     13.  Major Equipment Overhauls

     14. Building Repairs and Maintenance (not caused by contractors under the EPC Contracts)

     15.  Insurance costs in accordance with Section 9.1(c)

     16.  Taxes (excluding income) required to be paid by Operator

     17.  Costs related to training of plant personnel

     18. Consultant's Fees and Expenses, if incorporated in the Annual Budget or otherwise approved in advance by Owner.

     19. Contract Services, if incorporated in the Annual Budget or otherwise approved in advance by Owner.

B. The following will be Reimbursable Costs when specifically related to Facility support:

     1.   Office Supplies
     2.   Office Equipment and Furniture
     3.   Telephone and Other Communication Service Charges
     4.   Freight and Express Mail Charges
     5.   Janitorial, Cleaning, and Groundskeeping Services

     All Services by Operator and/or Affiliates which support Facility activities and all Reimbursable Costs shall be approved by Owner, through the Annual Budget or otherwise, prior to implementation by Operator.

                                  APPENDIX C
                            COMMUNICATION PROTOCOLS
                            -----------------------


Communication Protocols will incorporate not only communication between Owner and Operator, but also Operator's communication with certain third parties on Owner's behalf under the Project Agreements. Examples are attached hereto.